Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

1 Year Market-Linked Securities Linked to the SPDR® Gold Trust

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying:	The SPDR® Gold Trust (ticker: GLD)
Pricing date:	January 29, 2026
Valuation date:	January 28, 2027
Maturity date:	February 2, 2027
Return amount:	$1,000 × the underlying return × the upside participation rate
Upside participation rate:	125.00%
Maximum return at maturity:	$162.40 per security (16.24% of the stated principal amount)
Maximum loss at maturity:	$100.00 per security (10.00% of the stated principal amount)
CUSIP / ISIN:	17332TPB9 / US17332TPB97
Initial underlying value:	For each underlying, the closing value of the underlying on the pricing date
Final underlying value:	For each underlying, the closing value of the underlying on the valuation date
Underlying return:	(Final underlying value - initial underlying value) / initial underlying value
Payment at Maturity:	• If the final underlying value is **greater than** the initial underlying value: $1,000 + the return amount, subject to the maximum return at maturity • If the final underlying value is **less than or equal to** the initial underlying value: $1,000 + ($1,000 × the underlying return), subject to the maximum loss at maturity If the underlying depreciates from the initial underlying value to the final underlying value, you will be exposed to that depreciation up to the maximum loss at maturity. You should not invest in the securities unless you are willing and able to bear the risk of losing up to the maximum loss at maturity.
Stated principal amount:	$1,000 per security
Pricing Supplement:	Preliminary Pricing Supplement dated January 15, 2026

Hypothetical Payment at Maturity



$2,000
$1,750
$1,500
$1,250
$1,162.40
$1,000
$900
$750
$500
$250
$0
Payment at Maturity per Security
$1,162.40 ($1,000 stated principal amount plus maximum return at maturity)
$1,000.00 stated principal amount
$900.00 minimum payment at maturity
Upside Participation
A
B
C
D
-10%
12.992%
-100% -80% -60% -40% -20% 0% 20% 40% 60% 80% 100%
Underlying Return
The Securities
The Underlying

	Hypothetical Underlying Return	Hypothetical Security Return	Hypothetical Payment at Maturity
	100.00%	16.24%	$1,162.40
	80.00%	16.24%	$1,162.40
D	60.00%	16.24%	$1,162.40
	40.00%	16.24%	$1,162.40
	30.00%	16.24%	$1,162.40
	13.00%	16.24%	$1,162.40
C	10.00%	11.25%	$1,112.50
	5.00%	6.25%	$1,062.50
	0.00%	0.00%	$1,000.00
B	-5.00%	-5.00%	$950.00
	-10.00%	-10.00%	$900.00
	-20.00%	-10.00%	$900.00
A	-50.00%	-10.00%	$900.00
	-100.00%	-10.00%	$900.00

Selected Risk Considerations • You may not receive any return on your investment in the securities and may lose up to the maximum loss at maturity. • Although the securities limit your loss to the maximum loss at maturity, you may nevertheless suffer additional losses on your investment in real value terms if the underlying declines or does not appreciate sufficiently from the initial underlying value to the final underlying value. • Your potential return on the securities is limited. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlyings. • Your payment at maturity depends on the value of the underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date is less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The securities are subject to risks associated with gold. • You will not have any rights with respect to the commodities held by the SPDR® Gold Trust. • The SPDR® Gold Trust is not an investment company or a commodity pool and will not be subject to regulation under the Investment Company Act of 1940, as amended, or the Commodity Exchange Act. • The performance and market value of the underlying, particularly during periods of market volatility, may not correlate with the performance of its underlying commodity as well as the net asset value per share. • There are risks relating to commodities trading on the London Bullion Market Association. • Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. • Even if the underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. • The securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of the underlying. • The securities may become linked to an underlying other than the original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.